Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD SECOND-QUARTER 2016 RESULTS

•	GAAP earnings per diluted share increased 88% to $4.15, while ongoing earnings per share increased 30% to $3.50, compared with the same prior-year period.

•	Strong operating profit improvements were primarily driven by unit volume growth, acquisition synergies and benefits from cost reduction initiatives.

•	Based on its strong first half performance, the Company is raising its full-year earnings per share guidance range to $11.50 to $12.00 on a GAAP basis, and to $14.25 to $14.75 on an ongoing basis.

•
Consistent with its balanced capital allocation approach, the Company paid an increased quarterly dividend of $1 per share and repurchased $100 million in common stock in the second quarter; the Company intends to continue repurchasing stock throughout the remainder of 2016.

BENTON HARBOR, Mich., July 22, 2016 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $320 million, or $4.15 per diluted share, compared to $177 million, or $2.21 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled $3.50 compared to $2.70 in the same prior-year period.

"We delivered another quarter of record earnings and margin expansion while overcoming challenges in several key countries through focused execution of our plans," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation.  "Our leading portfolio of brands, innovative new products and strong ongoing cost productivity programs have enabled us to continue creating significant value for our shareholders."

Second-quarter net sales of $5.2 billion were flat compared to the same prior-year period. Excluding the impact of currency, sales increased by 3 percent.

Record second-quarter GAAP operating profit totaled $366 million, or 7 percent of sales, compared to $273 million, or 5.2 percent of sales, in the same prior-year period. Record second-quarter ongoing business operating profit(2) totaled $435 million, or 8.4 percent of sales, compared to $355 million, or 6.8 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, unit volume growth, acquisition synergies, ongoing cost productivity and benefits from cost and capacity-reduction initiatives more than offset unfavorable impacts from foreign currency.

For the six months ended June 30, 2016, the company reported cash used in operating activities of $(404) million compared to $(397) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(547) million in the first six months of 2016 compared to $(619) million in the same prior-year period.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported second-quarter net sales of $2.8 billion, compared to $2.7 billion in the same prior-year period. Excluding the impact of currency, sales increased 4 percent.

The region reported a second-quarter GAAP operating profit of $340 million, or 12.3 percent of sales, compared to $287 million, or 10.7 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $340 million, or 12.3 percent of sales, compared to $290 million, or 10.8 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, revenue growth and ongoing cost productivity more than offset unfavorable impacts from foreign currency.

The company continues to expect full-year 2016 industry unit shipments in the U.S. to increase by 5 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter net sales of $1.3 billion, down slightly from same prior-year period. Excluding the impact of currency, sales were flat.

The region reported second-quarter GAAP operating profit of $46 million, or 3.5 percent of sales, compared to $51 million, or 3.8 percent of sales, in the same prior-year period.

Ongoing business segment operating profit(4) totaled $60 million, or 4.6 percent of sales, compared to $56 million, or 4.2 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, operating margins were positively impacted by ongoing cost productivity, acquisition synergies and unit volume growth and negatively impacted by foreign currency; on a GAAP basis results were also negatively impacted by acquisition integration costs.

The company continues to expect full-year 2016 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $826 million, compared to $854 million in the same prior-year period. Excluding the impact of currency, sales increased by 4 percent.

The region reported second-quarter operating profit of $50 million, or 6.1 percent of sales, compared to $36 million, or 4.2 percent of sales, in the same prior-year period, driven by favorable price mix, unit volume growth and benefits from cost and capacity-reduction initiatives.

The company continues to expect full-year 2016 industry unit shipments in Brazil to decrease by 10 percent.

Whirlpool Asia

Whirlpool Asia reported second-quarter net sales of $363 million compared to $381 million in the same prior-year period. Excluding the impact of currency, sales were flat.

The region reported a second-quarter GAAP operating profit of $16 million, or 4.4 percent of sales, compared to $27 million, or 7.1 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $29 million, or 8.1 percent of sales, compared to $31 million, or 8.1 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, the change was primarily driven by ongoing cost productivity and volume growth; on a GAAP basis results were also negatively impacted by acquisition integration costs.

The company continues to expect full-year 2016 industry unit shipments to be flat.

Regional Summary

"Investments in our leading portfolio of brands and products and focus on operational execution delivered ex-currency revenue growth and expanded margins," said Marc Bitzer, president and chief operating officer of Whirlpool Corporation. "We are well positioned to deal with continued global volatility and have already deployed strong plans to deliver our goals in a global environment that continues to be challenging."

OUTLOOK

For the full year 2016, Whirlpool Corporation expects to report GAAP earnings per diluted share of $11.50 to $12.00 and ongoing business earnings per diluted share(1) of $14.25 to $14.75.

For the full year 2016, the company expects to generate cash from operating activities of $1,400 to $1,550 million and free cash flow(3) of $700 to $800 million. Included in this guidance are acquisition related restructuring cash outlays of up to $200 million, legacy product warranty and liability costs of $155 million and, with respect to free cash flow(3), capital spending of $700 to $750 million.

"As we have demonstrated over the past five years, we continue to rapidly respond to a volatile global environment and deliver record results by growing revenue, expanding margins and generating cash," said Fettig. "We remain confident and committed to our value-creation strategy and expect to continue delivering record financial results, a balanced approach to capital allocation and strong investments in our business."

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers throughout the world in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, industry unit shipments, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) the uncertain global economy and changes in economic conditions which affect demand for our products; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) our ability to attract, develop and retain executives and other qualified employees; (18) the impact of labor relations; (19) Whirlpool's ability to obtain and protect intellectual property rights; and (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars, except share data)

	Three Months Ended		Six Months Ended
	2016	2015	2016	2015
Net sales	$5,198	$5,208	$9,814	$10,054
Expenses
Cost of products sold	4,230	4,303	8,025	8,296
Gross margin	968	905	1,789	1,758
Selling, general and administrative	544	556	1,017	1,054
Intangible amortization	18	18	36	37
Restructuring costs	40	58	87	91
Operating profit	366	273	649	576
Other income (expense)
Interest and sundry income (expense)	(39)	42	(69)	(11)
Interest expense	(41)	(40)	(79)	(83)
Earnings before income taxes	286	275	501	482
Income tax (benefit) expense	(56)	90	3	99
Net earnings	342	185	498	383
Less: Net earnings available to noncontrolling interests	22	8	28	15
Net earnings available to Whirlpool	$320	$177	$470	$368
Per share of common stock
Basic net earnings available to Whirlpool	$4.20	$2.24	$6.13	$4.66
Diluted net earnings available to Whirlpool	$4.15	$2.21	$6.06	$4.60
Dividends declared	$1.00	$0.90	$1.90	$1.65
Weighted-average shares outstanding (in millions)
Basic	76.2	79.1	76.7	78.9
Diluted	77.1	80.0	77.6	80.0

Comprehensive income	$299	$222	$611	$209

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$959	$772
Accounts receivable, net of allowance of $181 and $160, respectively	2,797	2,530
Inventories	3,204	2,619
Deferred income taxes	421	451
Prepaid and other current assets	992	953
Total current assets	8,373	7,325
Property, net of accumulated depreciation of $6,261 and $5,953, respectively	3,742	3,774
Goodwill	3,017	3,006
Other intangibles, net of accumulated amortization of $357 and $327, respectively	2,636	2,678
Deferred income taxes	1,843	1,850
Other noncurrent assets	357	377
Total assets	$19,968	$19,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,391	$4,403
Accrued expenses	698	675
Accrued advertising and promotions	601	706
Employee compensation	406	452
Notes payable	997	20
Current maturities of long-term debt	510	508
Other current liabilities	923	980
Total current liabilities	8,526	7,744
Noncurrent liabilities
Long-term debt	3,712	3,470
Pension benefits	982	1,025
Postretirement benefits	344	390
Other noncurrent liabilities	571	707
Total noncurrent liabilities	5,609	5,592
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 75 million and 77 million shares outstanding, respectively	111	111
Additional paid-in capital	2,659	2,641
Retained earnings	7,047	6,722
Accumulated other comprehensive loss	(2,221)	(2,332)
Treasury stock, 35 million and 33 million shares, respectively	(2,724)	(2,399)
Total Whirlpool stockholders’ equity	4,872	4,743
Noncontrolling interests	961	931
Total stockholders’ equity	5,833	5,674
Total liabilities and stockholders’ equity	$19,968	$19,010

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2016	2015
Operating activities
Net earnings	$498	$383
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	332	331
Curtailment gain	—	(47)
Changes in assets and liabilities:
Accounts receivable	(248)	(94)
Inventories	(528)	(458)
Accounts payable	(98)	(327)
Accrued advertising and promotions	(112)	(149)
Accrued expenses and current liabilities	(9)	(32)
Taxes deferred and payable, net	(132)	(8)
Accrued pension and postretirement benefits	(32)	(28)
Employee compensation	(48)	(73)
Other	(27)	105
Cash used in operating activities	(404)	(397)
Investing activities
Capital expenditures	(206)	(268)
Proceeds from sale of assets and business	51	34
Change in restricted cash	12	12
Investment in related businesses	(8)	(21)
Other	(1)	—
Cash used in investing activities	(152)	(243)
Financing activities
Proceeds from borrowings of long-term debt	491	523
Repayments of long-term debt	(257)	(271)
Net proceeds from short-term borrowings	968	237
Dividends paid	(145)	(130)
Repurchase of common stock	(325)	(50)
Common stock issued	10	36
Other	—	(3)
Cash provided by financing activities	742	342
Effect of exchange rate changes on cash and cash equivalents	1	(37)
Increase (decrease) in cash and cash equivalents	187	(335)
Cash and cash equivalents at beginning of period	772	1,026
Cash and cash equivalents at end of period	$959	$691

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing business EBIT, ongoing business EBIT margin, ongoing business earnings, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding currency and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing business earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Second-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. The earnings per diluted share GAAP Measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 22%.

	Three Months Ended
	June 30, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$366	$327	$4.15
Restructuring Expense	40	40	0.52
Acquisition Related Transition Costs	30	30	0.39
Legacy Product Warranty and Liability Expense(c)	(1)	1	0.01
Income Tax Impact	—	—	(0.17)
Normalized Tax Rate Adjustment(b)	—	—	(1.40)
Ongoing Business Measure	$435	$398	$3.50

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$320
Net earnings available to noncontrolling interests	22
Income tax expense (benefit)	(56)
Interest expense	41
Earnings Before Interest & Taxes(5)	$327

Second-Quarter 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. The earnings per diluted share GAAP Measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 24%.

	Three Months Ended
	June 30, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$273	$315	$2.21
Restructuring Expense	58	58	0.72
Acquisition Related Transition Costs	21	21	0.26
Pension Settlement Charges(a)	3	3	0.04
Gain/Expenses Related to a Business Investment	—	(65)	(0.81)
Antitrust and Dispute Resolutions	—	3	0.04
Income Tax Impact	—	—	(0.03)
Normalized Tax Rate Adjustment(b)	—	—	0.27
Ongoing Business Measure	$355	$335	$2.70

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$177
Net earnings available to noncontrolling interests	8
Income tax expense (benefit)	90
Interest expense	40
Earnings Before Interest & Taxes(5)	$315

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	June 30, 2016
	Segment Operating Profit (Loss)	Restructuring Expense	Acquisition Related Transition Costs	Legacy Product Warranty and Liability Expense(c)	Ongoing Business Segment Operating Profit (Loss)
North America	$340	$—	$—	$—	$340
Latin America	50	—	—	—	50
EMEA	46	—	15	(1)	60
Asia	16	—	13	—	29
Other/Eliminations	(86)	40	2	—	(44)
Total Whirlpool Corporation	$366	$40	$30	$(1)	$435

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	June 30, 2015
	Segment Operating Profit (Loss)	Restructuring Expense	Acquisition Related Transition Costs	Pension Settlement Charges(a)	Ongoing Business Segment Operating Profit (Loss)
North America	$287	$—	$—	$3	$290
Latin America	36	—	—	—	36
EMEA	51	—	5	—	56
Asia	27	—	4	—	31
Other/Eliminations	(128)	58	12	—	(58)
Total Whirlpool Corporation	$273	$58	$21	$3	$355

Full Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP Measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 22%.

	Twelve Months Ending
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$ 1,560 - 1,635	$ 1,425 - 1,500	$ 11.50 - 12.00
Restructuring Expense	200	200	2.58
Acquisition Related Transition Costs	60	60	0.77
Legacy Product Warranty and Liability Expense(c)	3	6	0.08
Income Tax Impact	—	—	(0.68)
Ongoing Business Measure	$ 1,825 - 1,900	$ 1,700 - 1,775	$ 14.25 - 14.75

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure.  Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which item has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Adjustments are required to calculate full-year 2016 ongoing operating margins for the North America, Latin America, EMEA and Asia regions. The acquisition related transition cost adjustment is expected to have a $41 million impact in the EMEA region and a $15 million impact in the Asia region. The legacy product warranty and liability expense adjustment is expected to have a $3 million impact in the North America region

Note: Numbers may not reconcile due to rounding

Full-Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP Measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 20.3%.

	Twelve Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense	201	201	2.52
Acquisition Related Transition Costs	57	64	0.80
Benefit Plan Curtailment Gain	(62)	(62)	(0.78)
Gain/Expenses Related to a Business Investment	—	(46)	(0.58)
Legacy Product Warranty and Liability Expense(c)	42	42	0.53
Pension Settlement Charges(a)	15	15	0.19
Antitrust and Dispute Resolutions	21	35	0.44
Income Tax Impact	—	—	(0.57)
Ongoing Business Measure	$1,559	$1,445	$12.38

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$783
Net earnings available to noncontrolling interests	39
Income tax expense (benefit)	209
Interest expense	165
Earnings Before Interest & Taxes(5)	$1,196

Footnotes:

a.	PENSION SETTLEMENT CHARGES - During the full year 2015, we recognized expenses of $3 million and $12 million related to Canadian and EMEA pension settlements, respectively.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the second quarters of 2015 and 2016, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 24% and 22%, respectively.

c.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE - During the full year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles six months ended June 30, 2016 and 2015 and projected 2016 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
(millions of dollars)	2016	2015	2016 Outlook
Cash provided by (used in) operating activities	$(404)	$(397)	$1,400 - $1,550
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(143)	(222)	(700) - (750)
Free Cash Flow	$(547)	$(619)	$700 - $800

Cash used in investing activities**	$(152)	$(243)
Cash provided by financing activities**	$742	$342

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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